Exhibit 99.9

May 8, 2006

Teragenix Corporation

5440 NW 33rd Avenue, Suite 108

Ft. Lauderdale, FL 33309

HemaCare Corporation

21101 Oxnard Street

Woodland Hills, California 91367

Re:  Agreement to Replace Promissory Note

Dear Joe and Judi:

Reference is made to the following:

1.  Promissory Note in the principal amount of $450,000, dated November 11, 2005, issued by Teragenix Corporation (“Teragenix”) to the order of Lawrence Feldman (the “Existing Note”); and

2.  Non-Binding Letter of Intent dated March 10, 2006 between HemaCare Corporation (“HemaCare”) and Teragenix (the “LOI”).

The LOI sets forth the proposed terms for the acquisition of 100% of the outstanding capital stock of Teragenix by HemaCare (the “Acquisition”).  One of the terms of the Acquisition is the replacement of the Existing Note with a new subordinated promissory note in the principal amount of $250,000, the form of which is attached hereto as Exhibit “A” (the “New Note”).  In furtherance of their desire to proceed with the Acquisition, Teragenix and HemaCare have requested that the undersigned agree to replace the Existing Note with the New Note.  The replacement of the Existing Note with the New Note would occur concurrently with the closing of the Acquisition.

In consideration of the shorter time to maturity in the New Note relative to the Existing Note and the obligation of Teragenix to pay interest annually in the New Note, as well as the benefits which the undersigned expects Teragenix to realize as a result of the consummation of the Acquisition, the undersigned hereby agrees to accept, concurrently with the closing of the Acquisition, the New Note in substitution for the Existing Note and agrees to the terms of the New Note as reflected on Exhibit “A”.

Letter to Teragenix and HemaCare

May 8, 2006

This letter agreement constitutes the entire agreement among the undersigned, Teragenix and HemaCare with respect to the subject matter hereof and may be amended or modified only in a written agreement among such parties.  This letter agreement may be executed in any number of counterparts and by different parties on separate counterparts.  Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement.  Delivery of an executed counterpart of this letter by telefacsimile shall be equally effective as delivery of a manually executed counterpart.

[signature page to follow]

Letter to Teragenix and HemaCare

May 8, 2006

Sincerely,

/s/ Lawrence Feldman
Lawrence Feldman

Acknowledged and Agreed:

TERAGENIX CORPORATION

By:	/s/ Joseph Mauro

Title:  President

HEMACARE CORPORATION

By:	/s/ Judi Irving

Title:  President & CEO

EXHIBIT “A”

Form of New Note

[to be attached]